Exhibit 99.1

5001 N. PENNSYLVANIA. SUITE 300
PENN PARK OFFICE CENTER
OKLAHOMA CITY. OKLAHOMA 73112
(405) 840·5675

March  6,2015

Fieldpoint Petroleum Corporation
Phillip H. Roberson
609 Castle Ridge
Ste 335
Austin TX 78746

RE:	Reserve and Economic Evaluation
Fieldpoint Petroleum Corporation
SEC Case Economics
As of January 1, 2015

Mr. Roberson:

As requested, I have prepared the Reserve and Economic Evaluation of various oil and gas properties owned by Fieldpoint Petroleum Corporation as of January 1, 2015. These evaluations consist of sixty-five (65) properties located throughout Oklahoma and Hemphill County, Texas. Many of these properties contain numerous wells with Behind-Pipe completions. This report contains seventy-three (73) evaluations consisting of sixty-five (65) Proved Developed Producing properties and eight (8) Behind-Pipe properties.

The Future Net Reserves and Future Net Revenue of the evaluated Fieldpoint Petroleum Corporation interests as of January 1, 2015, are as follows:

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

	NET OIL	NET GAS	FUTURE	DISCOUNTED
	(BBLS)	(MCF)	NET	PRESENT
			REVENUE	WORTH 10%
			$	$
Proved Developed Producing	54,881	144,332	3,581,697	2,199,021
Behind-Pipe	112,895	334,450	8,015,425	4,012,421
Summary	167,776	478,782	11,597,122	6,211,442

Following this report is a table listing the individual well or lease locations and the evaluated Working Interest and Net Revenue Interest. Following is a table listing the individual and summary Future Net Reserves and Future Net Revenue as of January 1, 2015. Also following this report are the individual production and economic projections of each of these wells and their summaries.

RESERVE CATEGORIES

The reserves were assigned as Producing, Probable and Possible. There may be some variation on the individual reserve entity but the aggregate of the reserves are multiple entities and should adhere to the required probabilities.

The reserves are estimated and anticipated to be recovered from known accumulations from a given date forward. These are based on the analysis of drilling, geological, geophysical and engineering data with the use of established technology under specified economic conditions which are generally accepted as being reasonable.

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. There is at least a 90% probability that the quantities actually recovered will equal or exceed the estimated Proved reserves.

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

Probable reserves are those additional reserves are less certain to be recovered than Proved reserves. There is at least a 50% probability that the quantity actually recovered will equal or exceed the sum of the estimated Probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is at least 10% probability that the quantity actually recovered will equal or exceed the sum of the estimated Possible reserves.

RESERVE DETERMINATION

All but three of the evaluated properties are disbursed by Halcon Resources Operating, Inc., although only slightly more than half are operated. The other three wells are operated and disbursed by Linn Operating. The public reported production for the wells are available through November 1, 2014, however there are many errors and inconsistencies in the public data. The Halcon Resources Operating and Linn Operating properties have production histories available by the remittances through October 2014. The outside operated properties had production by the remittances through June or July 2014.

The Proved Developed Producing properties were assigned reserves by assigning the latest available production rates and then extrapolating each property's historical production decline until its economic limit was reached.

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

The production data available through public services was often missing several months with a greater amount of errors in the more recent production. These public figures were compared to the volumes from the remittances, if the data did not agree the production histories were based on the remittance data. If there was consistent public data to compare with the processed gas, the public reported data was used with a calculated gas price from the total sales and production. For those properties with reduced gas volumes and no reliable public production numbers, the decline was based on the reduced gas volumes but with a higher gas price incorporating the plant products as part of the gas price.

The Mount Gilcrease Unit has significant Behind-Pipe reserves located throughout the unit. Productive Calvin, Thurman, Earlsboro and Lower Booch sands are found in numerous wells; nineteen of these wells have been completed in these sands, although it should be noted that in these wellbores, additional Behind-Pipe sands still exist. Behind-Pipe Lower Booch reserves were assigned to twenty-five (25) of the remaining forty seven (47) wellbores on a ten acre tract basis and on ten (10) of the fifteen (15) wellbores for the Calvin, Thurman and Earlsboro sands on a 40 acre tract basis; utilizing the porosities, water saturation and feet of net pay exhibited in the well logs, a 90% gas recovery factor for the Calvin, Thurman and Earlsboro zones and a 20% recovery factor for the Booch zones. These wells were scheduled to be completed in 2017 to 2021. These Behind-Pipe reserves are presented in two evaluations.

An additional two Gilcrease zones have been found to be productive in a recent recompletion and these same two zones are Behind-Pipe on the Britt Lease. Reserves were determined volumetrically utilizing the average net pay; porosity and water saturation exhibited though the area and a 15% recovery factor with a ten-acre drainage per Behind-Pipe well.

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

It is estimated that there are two wells with Behind-Pipe Gilcrease intervals in this lease. Reserves were assigned using an average initial production rate and decline to produce the volumetric reserves of each well and the recompletions are scheduled for January 2016.

The Butler property has an additional well with Behind-Pipe Gilcrease, Booch, Thurman and Earlsboro reserves. Gas reserves were assigned the Thurman and Earlsboro on a forty-acre basis utilizing the exhibited net pays, porosities and water saturations and utilizing a 90% recovery factor and oil reserves for the Gilcrease and Booch on a ten-acre basis utilizing a 20% recovery factor. This recompletion was scheduled for January 2016.

The Nan #1-30 has Behind-Pipe Booch and Thurman and the Nan #2-30 has Behind-Pipe Thurman. The Nan #1-30 was scheduled to complete the Behind-Pipe zones in January 2016, and the Nan #2-30 was scheduled to complete the Behind-Pipe zone in April 2016.

The Provence A lease has six Behind-Pipe Cromwell zones which are scheduled to be recompleted in July 2016, 2017 and 2018. These reserves were assigned based on analogous production.

Reserve estimates are only as reliable as the amount and quality of data that is available. The reserves assigned were developed with accepted engineering and evaluation principles, and are believed to be reasonable; however, the reserves should be accepted with the understanding that additional information subsequent to the date of this report might require their revision.

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

ECONOMIC ANALYSIS

The SEC rules require an average oil and gas price to be used that is derived from the first of the month oil and gas spot market prices as of the first of the month beginning in January through December 2014. The average posted price used was $87.33 per barrel and $4.21 per MCF. The individual first of the month prices and average prices are as follows:

	OIL PRICE$/BBL	GAS PRICE$/MCF
JAN 1, 2014	91.63	4.31
FEB 1, 2014	90.70	5.10
MAR 1, 2014	95.80	5.14
APR 1, 2014	92.95	4.25
MAY 1, 2014	91.39	4.41
JUN 1, 2014	94.62	4.14
JUL 1, 2014	97.25	4.32
AUG 1, 2014	89.79	3.49
SEP 1, 2014	87.87	3.72
OCT 1, 2014	82.64	3.71
NOV 1, 2014	72.45	3.73
DEC 1, 2014	60.91	4.28
AVERAGE	87.33	4.21

The monthly oil price actually received was $2.29 per barrel above the posted prices and an oil price of $89.62 was used for these properties. This price was held constant for the life of the evaluation.

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

This average posted gas price was then adjusted by the individual remittances (differential) to assign the average price for each well. Plant products were incorporated into the gas price. For those properties in which only the processed gas volumes were available, incorporating the plant products resulted in high gas prices. These gas prices were held constant for the life of this evaluation.

Operating expenses were examined and the average historical operating expenses were calculated for each property utilizing Joint Interest Billings supplied to Fieldpoint Petroleum. The Behind-Pipe properties were assigned operating expenses typical to the formation and area. These operating expenses were held constant throughout the life of the evaluation.

The estimated costs for completing the Behind-Pipe zones in the Mount Gilcrease Unit are $24,000.00 per Lower Booch completion and $30,000.00 per well for the shallower gas completions (the shallower completions will require additional cementing costs) for a single zone completion. The estimated costs for to recomplete the Nan #1 is $40,000.00 and the Nan #2 is $80,000.00. The Butler Behind-Pipe completion is $50,000.00. The Provence A Behind-Pipe recompletion costs are $30,000.00 per well.

Applicable Severance and Ad Valorum Taxes have been considered in the economic evaluations. No consideration has been given to depreciation or Federal or State Income Taxes. Also, no future value was given for salvage equipment nor future costs to plug or abandon these wells (in most cases the salvage value is equal to plugging costs), for this evaIuation.

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

GENERAL

In evaluating the information available for this appraisal only the engineering data was evaluated with no potential legal or accounting considerations. The conclusions expressed were derived using accepted and sound engineering methods; however, inherent uncertainties in interpretations of engineering data do exist and the conclusions represent only informed professional judgment.

The basic data and computations are not in this report, but are available for inspection and study by authorized parties. Should any additional information be required, please do not hesitate to call.

Sincerely,

Fletcher Lewis, P.E.

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

WELL NAME	LOCATION		COUNTY	Working Interest %	Net Revenue Interest %

ALEXANDER #1-3	3 B&B SUR		HEMPHILL	0.0585	0.0180
BARGER #1-11	11-9N-11	W	CADDO	0.1953	0.1587
BARGER #2-11	11-9N-11	W	CADDO	0.1953	0.1485
BARROW #1-31	31-10N-11	W	CADDO	0.0974	0.0842
BARROW #2-31	31-10N-11	W	CADDO	0.3516	0.3039
BRITT LEASE	20- 4N- 7	E	PONTOTOC	25.0000	18.5797
BRITT 10 LEASE	20- 4N- 7	E	PONTOTOC	25.0000	20.3125
LOWINDA BROWN #6-8	7-1N-8	E	COAL	21.8750	9.5703
BUTLER LEASE	30-5N-8	E	PONTOTOC	25.0000	20.9003
CHANUTE LEASE	36-5N-7	E	PONTOTOC	25.0000	21.8750
CITY OF ARDMORE #1-3	3-5S-2	E	CARTER	0.8536	0.6651
DEVAUGHAN #1-31	31-10N-11	W	CADDO	0.3516	0.3039
DIAMOND LEASE	30- 5N- BE		PONTOTOC	25.0000	20.8840
ECKROAT #1-15	15-12N-2	W	OKLAHOMA	16.7637	13.4109
FRANK EDGE #1-11	11-9N-11	W	CADDO	0.1953	0.1587
IDA EDGE #1-11	11-9N-11	W	CADDO	0.1953	0.1587
FOLMAR #1-27	27-12N-2	W	OKLAHOMA	17.1875	14.9274
DORA HELMS #3-2	2-1N-7	E	OKLAHOMA	18.8423	15.7478
DORA HELMS #4-2	2-1N-7	E	PONTOTOC	18.8423	17.1831
HENDRICKS #1-15	15-6N-9	W	CADDO	0.1094	0.0634
HENDRICKS TRUST #1-27	27-12N-2	W	OKLAHOMA	25.0000	20.3125
IDA HOLLIE #1-20	20-7N-23	E	LEFLORE	0.5207	0.4232
IDA HOLLIE #2-20	20-7N-23	E	LEFLORE	0.5207	0.4232
E E HOUSE #1-12	12-1N-7	E	PONTOTOC	21.8750	9.5704
E E HOUSE #10-12	12-1N-7	E	PONTOTOC	21.8750	9.5704
JESSIE #1-24	24-12N-13	W	CADDO	0.4035	0.3531
JESSIE TOWNSITE #1-2	2-1N-7	E	PONTOTOC	18.8064	17.0021
KOLB #1-15	15-12N-2	W	OKLAHOMA	21.8750	17.7734
LEWIS #1-11	11-5N-2	W	MCCLAIN	11.2386	9.6085
LIVELY #1-6	6-5N-20	E	LATIMER	0.3906	0.2930
MCBRIDE #1-8	8-9N-11	W	CADDO	0.0977	0.0794
MCCURTAIN #1-1	1-1N-7	E	PONTOTOC	20.5625	17.9922
MCDONALD LEASE	19-5N-8	E	PONTOTOC	25.0000	21.8750
MCINTOSH #1-11	11-4N-9	W	COMANCHE	0.1297	0.0979
MOONEY #1-29	29-6N-2	W	MCCLAIN	17.1875	13.6211
MOUNT GILCREASE #3-12	36-5N-7	E	PONTOTOC	25.0000	21.8750
MOUNT GILCREASE #8-6	36-5N-7	E	PONTOTOC	25.0000	21.8750
MOUNT GILCREASE #8-9	36-5N-7	E	PONTOTOC	25.0000	21.8750
MOUNT GILCREASE UNIT	25,26&35-5N-7	E	PONTOTOC	25.0000	21.7707
MUSE #1-33	33-2N-7	E	PONTOTOC	6.2500	5.4688
NAN #1-30	30-5N-8	E	PONTOTOC	25.0000	19.8242
NAN #2-30	30-5N-8	E	PONTOTOC	25.0000	19.8242
NORTHEAST FITTS UNIT	22 & 23-2N-7	E	PONTOTOC	0.0009	0.0008
PARMENTER #2-4	4-18N-15	W	DEWEY	2.8438	2.2395
K 0 PAYNE #1-10	10-17N-12	W	BLAINE	1.1349	0.9431
PETTYJOHN B	1- 1N- 7	E	PONTOTOC	25.0000	20.5078
CE PETTYJOHN	1- 1N- 7	E	PONTOTOC	25.0000	20.5078
GLADYS PETTYJOHN	1- 1N- 7	E	PONTOTOC	25.0000	21.0937
POLLARD #2-31	31-19N-4	W	LOGAN	4.5921	3.7411
POWELL D #1-22	22-7N-8	W	GRADY	3.1250	2.5000
PROVENCE #1-2	2-1N-7	E	PONTOTOC	25.0000	20.8733
PROVENCE A LEASE	2-1N-7	E	PONTOTOC	25.0000	20.8733
ROSSER #1-31	31-10N-11	W	CADDO	0.3039	0.3516
ROZIE #1-31	31-10N-11	W	CADDO	0.0974	0.0760
ROZIE #2-31	31-10N-11	W	CADDO	0.0974	0.0760
SANDY A #1-8	8-1N-8	E	COAL	4.9781	4.0771
SHAW #1-11	11-9N-11	W	CADDO	0.1953	0.1587
R W SIMPSON #1-12	12-1N-7	E	PONTOTOC	21.8750	19.1407
TEX #1-14	14-4N-16	E	PITTSBURG	0.8203	0.6768
THOMAS #1-20	20-2N-7	E	PONTOTOC	21.8750	18.8241
GEORGE THOMPSON #1-1.	1-1N-7	E	PONTOTOC	15.1563	12.3145

FLETCHER LEWIS ENGINEERING, INC.
FIELDPOINT PETROLEUM CORPORATION

NAME	STATUS	NET OIL BBLS	NET GAS MCF	FUTURE NET	DISCOUNTED
		BBLS	MCF	CASHFLOW	10	%$
ALEXANDER #1-3	PDP	0	81	53	44
BARGER #1-11	PDP	0	0	0	0
BARGER #2-11	PDP	1	18	13	12
BARROW #1-31	PDP	2	217	485	371
BARROW #2-31	PDP	4	1,272	1,692	1,448
BRITT LEASE	PDP	0	0	0	0
BRITT LEASE	BHP	6,799	0	493,726	278,515
BRITT 10 LEASE	PDP	0	0	0	0
LOWINDA BROWN #6-8	PDP	563	5,659	47,325	34,337
BUTLER LEASE	PDP	5,214	0	352,713	227,886
	BHP	565	61,239	155,312	118,628
CHANUTE LEASE	PDP	1,159	0	42,502	30,293
CITY OF ARDMORE #1-3	PDP	0	1,173	3,711	2,766
DEVAUGHAN #1-31	PDP	3	1,042	1,167	946
DIAMOND LEASE	PDP	11,570	0	743,760	457,614
ECKROAT #1-15	PDP	384	0	17,829	11,652
FRANK EDGE #1-11	PDP	4	79	129	111
IDA EDGE #1-11	PDP	6	265	620	475
FOLMAR #1-27	PDP	1,540	0	67,936	50,202
DORA HELMS #3-2	PDP	207	0	2,491	2,250
DORA HELMS #4-2	PDP	0	0	0	0
HENDRICKS #1-15	PDP	3	310	676	464
HENDRICKS TRUST #1-27	PDP	181	0	2,646	2,304
IDA HOLLIE #1-20	PDP	0	2,264	7,384	4,614
IDA HOLLIE #2-20	PDP	0	517	1,135	773
E E HOUSE #1-12	PDP	0	5,036	12,896	10,535
E E HOUSE #10-12	PDP	0	0	0	0
JESSIE #1-24	PDP	0	0	0	0
JESSIE TOWNSITE #1-2	PDP	2,408	0	157,254	99,830
KOLB #1-15	PDP	0	0	0	0
LEWIS #1-11	PDP	370	113,765	68,229	36,667
LIVELY #1-6	PDP	0	574	2,616	2,004
MCBRIDE #1-8	PDP	0	0	0	0
MCCURTAIN #1-1	PDP	0	0	0	0
MCDONALD LEASE	PDP	0	0	0	0
	BHP	6,265	16,615	423,788	284,297
MCINTOSH #1-11	PDP	0	125	282	227
MOONEY #1-29	PDP	951	0	31,694	21,252
MOUNT GILCREASE #3-12	PDP	0	2,579	1,058	874
MOUNT GILCREASE #8-6	PDP	0	0	0	0
MOUNT GILCREASE #8-9	PDP	0	0	0	0
MOUNT GILCREASE UNIT	PDP	14,228	0	978,992	580,699
	BHP	0	234,286	487,644	368,577
	BHP	84,099	0	5,649,672	2,494,587
MUSE #1-33	PDP	921	0	51,894	31,000
NAN LEASE	PDP	105	0	1,352	1,198
NAN #1-30	BHP	0	22,310	29,293	22,584
NAN #2-30	BHP	2,799	0	50,297	35,655
NORTHEAST FITTS UNIT	PDP	136	0	4,873	3,505
PARMENTER #2-4	PDP	9	728	819	693
K 0 pAYNE #1-10	PDP	0	0	0	0
PETTYJOHN B	PDP	0	0	0	0
CE PETTYJOHN	PDP	31	858	1,167	1,065
GLADYS PETTYJOHN	PDP	0	0	0	0
POLLARD #2-31	PDP	0	0	0	0
POWELL D #1-22	PDP	0	3,969	7,666	5,310
PROVENCE #1-2	PDP	100	0	1,036	958
PROVENCE A LEASE	PDP	0	0	0	0
	BHP	12,368	0	725,691	409,580
ROSSER #1-31	PDP	4	817	873	656
ROZIE #1-31	PDP	4	292	834	603
ROZIE #2-31	PDP	4	671	2,677	1,714
SANDY A #1-8	PDP	0	0	0	0
SHAW #1-11	PDP	0	0	0	0
R W SIMPSON #1-12	PDP	0	0	0	0
TEX #1-14	PDP	0	1,619	1,986	1,459
THOMAS #1-20	PDP	10,622	0	742,767	449,212
GEORGE THOMPSON #1-1	PDP	581	0	24,743	18,005
PHARR THOMPSON #1-2	PDP	0	0	0	0
THOMPSON HEIRS #4 & 5-1	PDP	3,567	0	191,045	102,473
TROGDEN #1-15	PDP	0	146	155	130
VIRGINIA #1-31	PDP	1	257	526	390

PROVED DEVELOPED PRODUCING		54,881	144,332	3,581,697	2,199,021
BEHIND-PIPE		112,895	334,450	8,015,425	4,012,421

SUMMARY		167,776	478,782	11,597,122	6,211,442